                                                                                                                                                                                                                               Exhibit 99.1

CONTACT:

Sean Healy, New York

212-610-8173

shealy@eds.com

Kevin Lightfoot, Plano

972-605-3414

kevin.lightfoot@eds.com

FOR RELEASE 8 A.M. EDT, WEDNESDAY, JUNE 18, 2003

EDS Unveils Strategic Direction

EDS to focus on core IT outsourcing business and select growth opportunities; company provides 2003-2004 financial guidance.

NEW YORK - EDS (NYSE: EDS), the world's largest independent information technology services company, today unveiled its strategic priorities for rejuvenating the company under new Chairman and CEO Mike Jordan and outlined its financial outlook through 2004.

Under the plan, to be reviewed today in a Webcast meeting with securities and industry analysts, EDS will pursue three priorities: 1) stabilize and grow its core IT outsourcing business; 2) evolve a broader business footprint by investing in new growth opportunities, such as additional capabilities in business process outsourcing (BPO) services; and 3) strengthen its balance sheet and liquidity position.

The company announced plans to improve the cost competitiveness of its core outsourcing business, including accelerating its Best ShoreSM initiative and streamlining its cost structure. EDS expects that these actions will result in pretax restructuring charges and asset write-downs totaling $425 million to $475 million in 2003 (an after-tax impact of 58-64 cents per share), a portion of which may be recognized in the current quarter.  The 2003 impact does not include the noncash charge related to the adoption of EITF 00-21.

Focusing on IT Outsourcing

In outlining EDS' strategic platform, Jordan said EDS would position itself as the industry's most cost-effective, high-value IT outsourcing services provider by

*	enhancing its world-class service delivery capabilities;
*	leveraging its global, low-cost infrastructure and broad industry knowledge;
*	refining its pure-services business model and technology alliances; and
*	continuing to drive for productivity and cost improvement by restructuring its client-facing and service-delivery functions.

"We're targeting today's business-oriented CIO who typically has deep operational experience, including profit and loss responsibility," said Jordan. "We're taking steps to position EDS as the services provider of choice for business leaders looking to extract the highest returns on IT investments."

Jordan said EDS will recast itself as a unified information-technology outsourcing business, focused on IT outsourcing (comprising mainframe, systems-integration, data-center, help-desk and desktop outsourcing services) and application maintenance and development. These core services account for approximately 80 percent of EDS' current annual revenue.

The approach moves EDS from multiple lines of business to a simplified, single-entity operating model. It will go to market with a single face to the client, consolidate its global delivery capabilities, focus its product and portfolio management, and establish a competitive cost structure aligned with market demand.

EDS' A.T. Kearney and Product Lifecycle Management (PLM) Solutions units will continue to operate as complementary businesses.

"Today, we begin a process focused on our clients - a process that provides each client with a single point of contact in EDS and ensures that point of contact is supported by the full resources of the enterprise," said Jordan. "Operating under one global outsourcing umbrella, service delivery will be managed far more efficiently. Beyond IT outsourcing, our new product and research and development initiatives will broaden EDS' footprint through selective investments in high-growth business process outsourcing and transformation services."

EDS intends to capitalize on the strong links between its core IT outsourcing capabilities and client requirements in the expanding $200 billion BPO market. It will target its business transformation service offerings on clients seeking value and flexibility.

"EDS is uniquely positioned to support today's CIO, whose greatest need is enhancing the level of agility in a company's business model," said Jordan. "EDS' agile enterprise approach focuses on value by delivering flexibility in a complete package that offers individual solutions."

EDS will create a single marketing and sales activity, allocating additional resources in industries where it is strongest and market potential is greatest.  It also will formalize technology alliances to offer services jointly with leading "pure-play" hardware, software, storage and networking providers.

Addressing Its Cost Structure

"The steps we're outlining today will make us a stronger company strategically and financially," said Bob Swan, executive vice president and CFO. "We will decisively focus on EDS' extensive capabilities in its core outsourcing business, while addressing contract performance issues. We're also strengthening our balance sheet and improving capital flexibility through better cash utilization, stronger free cash flow, strategically accessing capital markets and pursuing sales of non-core assets."

Swan said EDS will eliminate redundant functions and duplicative processes in selling, general and administrative costs and will see cost improvements starting in 2004. Subject to appropriate local regulations and consultation, the company also will eliminate approximately 2 percent of its global workforce. These moves are expected to deliver approximately $230 million in annualized pretax savings.

To further improve its cost position, EDS will continue to invest in its Best ShoreSM initiative, locating software application-development and call-center support resources in cost-effective locations around the world, including Egypt, New Zealand, Canada, Brazil, Ireland, Poland and India. EDS already manages 16 such Best Shore centers around the globe, including a recently opened 500-seat, state-of-the-art customer-contact center in Mumbai, India.

"In the remainder of 2003, we are stabilizing and beginning to restructure our core business," said Swan. "We expect to finalize that work next year and have EDS positioned for sustained growth thereafter."

Financial Impact and Outlook

EDS said it is maintaining its financial guidance for the current quarter: earnings of 33-38 cents per share, excluding pretax restructuring charges and asset write-downs (described above) required to be recognized in the quarter, the impact of EITF 00-21 and the impact of any dispositions completed in the quarter. As indicated in EDS' earlier guidance for the quarter, this reflects the positive impact of the reversal of a significant portion of the reserve established for receivables from MCI at the time of its bankruptcy. That impact will be offset by provisions for certain problem contracts and the impact of revised terms of certain agreements.

EDS also said it expects revenue of $5.4 billion to $5.6 billion and free cash flow of $75 million to $125 million in the second quarter.(1)

In the second half of 2003, EDS currently expects earnings of 70-80 cents per share on revenue of approximately $11 billion and free cash flow of $200 million to $350 million, excluding pretax restructuring charges and asset write-downs (described above) required to be recognized during the period and the impact of both EITF 00-21 and any asset dispositions completed by December 31.

EDS said it plans to continue reviewing non-core, nonstrategic assets and expects to raise approximately $250 million in cash from 2003 dispositions. EDS ended the first quarter this year with $1.5 billion in cash on hand.

EDS anticipates ending 2003 with approximately $1.4 billion to $1.7 billion in cash on hand (excluding undrawn credit lines), based on planned asset sales, a $500 million to $750 million capital markets financing and expected free cash flow.  EDS will retire $772 million in debt later this year.

EDS said it intends to adopt EITF 00-21 on a cumulative basis as of Jan. 1, 2003.  EDS is performing an analysis of the amount of the cumulative non-cash adjustment, which it expects will be material.

EDS also provided guidance on 2004 revenue and free cash flow: revenue of $20 billion to $21 billion and free cash flow of $800 million to $1 billion, excluding payments relating to restructuring charges (described above) and the impact of both EITF 00-21 and any asset dispositions.

Today's analyst meeting will be available by Webcast on www.eds.com/meeting from 9:30-11:30 a.m. EDT.

***

(1)  EDS defines Free Cash Flow as net cash provided by operating activities, less capital expenditures.  Capital expenditures is defined as the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds from divested assets, payments related to acquisitions, net of cash acquired, and payments for purchases of marketable securities, and (ii) payments on capital leases.  Forecasted Free Cash Flow for the second quarter of 2003 of $75-125 million reflects forecasted net cash provided by operating activities of $275-325 million and forecasted capital expenditures of approximately $200 million.  Forecasted Free Cash Flow for the second half of 2003 of $200-350 million reflects forecasted net cash provided by operating activities of $900 million to $1.05 billion and forecasted capital expenditures of approximately $700 million.  Forecasted Free Cash Flow for 2004 of $800 million to $1 billion reflects forecasted net cash provided by operating activities of $2.2-2.4 billion and forecasted capital expenditures of $1.4 billion.

About EDS

EDS, the world's largest independent information technology services company, provides strategy, implementation, business transformation and operational solutions for clients managing the business and technology complexities of the digital economy.  EDS brings together the world's best technologies to address critical client business imperatives.  It helps clients eliminate boundaries, collaborate in new ways, establish their customers' trust and continuously seek improvement.  EDS, with its management-consulting subsidiary, A.T. Kearney, serves the world's leading companies and governments in 60 countries.  EDS reported revenues of $21.5 billion in 2002.  The company's stock is traded on the New York Stock Exchange (NYSE: EDS) and the London Stock Exchange.  Learn more at eds.com.

The statements in this press release that are not historical statements, including statements regarding financial guidance for current and future periods, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These include, but are not limited to, competition in the industries in which we conduct business and the impact of competition on pricing, revenues and margins; the impact of general economic and other conditions on the discretionary spend of our existing clients and our ability to obtain new business; the degree to which third parties continue to outsource information technology and business processes; the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies modeled in our estimates; for contracts with U.S federal government clients, including our Navy Marine Corps Intranet contract, our ability to fully recover certain amounts in the event of the government's cancellation of the contract or imposition of additional terms and conditions due to changes in government funding, deployment schedules or otherwise; the inability to provide contract performance guarantees due to the cost or availability of surety bonds or letters of credit resulting from the general reduction in capacity of these markets or otherwise; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements, including EITF 00-21 and FIN 46; the impact of litigation and government investigations; our ability to achieve the anticipated benefits from the plans announced today in the amounts and at the times anticipated; the impact of acquisitions and divestitures; our ability to attract and retain highly skilled personnel; a reduction in the carrying value of our assets; the impact of a bankruptcy filing by a significant client on the financial and other terms of our agreements with that client; the termination of a significant client contract, including our contract with GM; with respect to the funding of our pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; and fluctuations in foreign currency and exchange rates. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

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